Exhibit No. 24

Form 10-SB

Amendment No. 3

BUI, Inc.

File No. 0-26917

BUI, Inc.

66 E. Wadsworth Park Dr., Suite 101

Draper, Utah 84020

First Level Capital, Inc.

4183 Shell Road

Sarasota, Florida 34242 June 25, 1999

Gentlemen:

First Level Capital, Inc. ("First Level" or "you") has today entered into a Selling Agent Agreement to raise up to an aggregate of $4,000,000 (the "Offering") for BUI, Inc. (the "Company", " us" or "we"). The Offering is being conducted on a "best efforts , all-or-none" basis with respect to $1,200,000 of the Offering and on a "best efforts" basis as to the remaining $2,800,000. Assuming your completion of t h

  For a period of two (2) years commencing at the initial closing date of the private placement, you will render financial consulting services to the Company as such services shall be required but in no event shall such services require more than two (2) business days per month. Your services shall include the following:

    To advise and assist in matters pertaining to the financial requirements of the Company and to assist, as and when required, in formulating plans and methods of financing;

    To prepare and present financial reports required by us and to analyze proposals relating to obtaining funds for our business, mergers and/or acquisitions;

    To assist in our general relationship with the financial community including brokers, stockholders, financial analysts, investment bankers and institutions; and

    To assist in obtaining financial management, technical and advisory services and financial and corporate public relations, as may be requested or advisable.

  First Level Capital, Inc.

  June 25, 1999

  All services required to be performed hereunder shall be requested by us in writing and upon not less than seven (7) business days' notice, unless such notice is waived by you. Such notice shall be to the address specified above or to such other place as you shall designate to us in writing.

  For the services to be performed hereunder, and for your continued availability to perform such services, we will compensate you as follows:

  You will receive $3,000 per month. Further, we shall reimburse you for such reasonable out-of-pocket expenses as may be incurred on your behalf, but only to the extend authorized by us.

  This agreement has been duly approved by our board of directors.

  You will have no authority to bind us to any contract or commitment, inasmuch as your services are advisory in nature.

  You will maintain in confidence all proprietary, non-published information obtained by you with respect to our corporation during the course of the performance of your services hereunder and you shall not use any of the same for your own benefit or disclose any of the same to any third party, without our prior written consent, both during and after the term of this Agreement.

  This Agreement shall not be assignable by either of us without the other party's prior written consent.

  This Agreement shall be binding upon, and shall inure to the benefit of, our respective successors and permitted assigns.

  The foregoing represents the sole and entire agreement between us with respect to the subject matter hereof and supersedes any prior agreements between us with respect thereto. This Agreement may not be modified, amended or waived except by a written instrument signed by the party to be charged. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of laws in such State.

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  Please signify your agreement to the foregoing by signing and returning to us the enclosed copy of this Agreement which will thereupon constitute an agreement between us.

  Very truly yours,

  BUI, Inc.

  Agreed and Consented to:

  FIRST LEVEL CAPITAL, INC.